Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2011, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of DDi Corp. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statement of DDi Corp. on Form S-8.

/s/ Grant Thornton LLP

Irvine, California

August 2, 2011